Exhibit 99.1

SoundHound AI Announces CFO Transition

Co-founder and Former CFO James Hom to Serve in Interim Role

SANTA CLARA, Calif., Mar. 18, 2026 — SoundHound AI, Inc. (Nasdaq: SOUN), a global leader in voice and conversational AI, today announced Chief Financial Officer Nitesh Sharan will depart the company on April 3, 2026 to assume a leadership role at a company in the quantum computing space. Co-founder and Chief Product Officer, James Hom, who served as the company’s first CFO from its founding in 2005, will serve as interim CFO. The company has initiated a process to identify the Company’s next permanent Chief Financial Officer with the assistance of an executive search firm. Sharan will serve as an advisor to the company to support the transition.

“Nitesh has been a valued and respected partner to our leadership team, helping us scale SoundHound AI into a global leader in our industry,” said Keyvan Mohajer, CEO and Co-Founder of SoundHound AI. “During his tenure, Nitesh built out an outstanding finance team and supported an eight-fold increase in revenue. His many contributions position us for another year of robust growth with a solid balance sheet and strong financial foundation. On behalf of our Board and leadership team, we all wish him continued success in his next chapter.”

Mohajer continued, “Our co-founder James Hom is a proven leader with a powerful connection to our mission, having led both our Finance and Product organizations with distinction. His interim leadership will ensure continuity and keep us focused on executing our strategy, serving our customers, and delivering long-term value for shareholders.”

“I am proud of the tremendous success we have achieved over the last four years and I’m confident in the company’s future,” said Nitesh Sharan. “SoundHound is well positioned to continue to thrive for years to come, with a strong team in place to execute the company’s exciting vision. I look forward to supporting a smooth transition and intend to remain a long-term shareholder of the company.”

About SoundHound AI

SoundHound AI (Nasdaq: SOUN), a global leader in voice and conversational AI, delivers solutions that allow businesses to offer superior experiences to their customers. Built on proprietary technology, SoundHound’s voice AI delivers best-in-class speed and accuracy in numerous languages to product creators and service providers across retail, financial services, healthcare, automotive, smart devices, and restaurants. The company’s groundbreaking AI-driven products include Smart Answering, Smart Ordering, Dynamic Drive-Thru, and the Amelia Platform, which powers AI Agents for enterprise. In addition, SoundHound’s Agentic AI for Automotive and Autonomics, a category-leading operations platform that automates IT processes, have enabled SoundHound to power millions of products and services, and process billions of interactions each year for world class businesses. For more information, visit: www.soundhound.com

Investors:
Scott Smith
408-724-1498
IR@SoundHound.com

Media:
Fiona McEvoy
415-610-6590
PR@SoundHound.com